EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vicon Industries, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-7892, 33-34349, 33-90038, 333-30097, 333-71410, 333-116361 and 333-146749) and Form S-2 (No. 333-46841) of Vicon Industries, Inc. of our report dated January 10, 2008, relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows and related schedule for each of the three years ended September 30, 2007, which report appears in the September 30, 2007 annual report on Form 10-K of Vicon Industries, Inc.

/s/ BDO Seidman, LLP

Melville, New York
January 10, 2008